Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Steve Calk – Analysts/Investors
FTI Consulting
212-850-56111
alliancedata@fticonsulting.com

Annabelle Baxter – Media
214-494-3818
annabelle.baxter@alliancedata.com
FULLBEAUTY Chloe Gallo 5WPR 212-999-5585 fullbeauty@5wpr.com

ALLIANCE DATA RENEWS LONG-TERM AGREEMENT WITH TOP 10 CLIENT AND
LEADER IN PLUS-SIZE APPAREL FULLBEAUTY BRANDS

•	Alliance Data Retail Services to continue providing private label credit card services with newly branded credit cards and launch enhanced loyalty-driven rewards program for FULLBEAUTY Brands
•	FULLBEAUTY Brands to continue to use Alliance Data's full suite of marketing tools and advanced analytics capabilities

DALLAS – March 10, 2015 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Retail Services business, a premier provider of branded private label, co-brand, and commercial credit programs, has signed a long-term renewal agreement to continue providing private label credit card services for FULLBEAUTY Brands (www.fbbrands.com), the most trusted resource for plus-size women and men seeking comprehensive fashion and lifestyle inspiration. Based in New York, FULLBEAUTY Brands offers premier fashion and lifestyle products through its seven distinct brands:  Woman Within®, Roaman's®, Jessica London®, swimsuitsforall®, KingSize®, BrylaneHome® and fullbeauty.com®.

"Alliance Data continues to use its retail industry experience and credit marketing capabilities to evolve our brands and reflect our vision to raise the bar on plus-size fashion. We are proud to announce the renewal of this great and trusted relationship," said Paul Tarvin, chief executive officer of FULLBEAUTY Brands.

Alliance Data will launch the newly branded credit card programs tailored for the FULLBEAUTY Brands and work to enhance the company's long-term loyalty efforts through a new integrated rewards program. This initiative will offer points for every dollar spent, which can be redeemed in the form of rewards certificates. Cardmembers will enjoy exclusive benefits, including free shipping offers and birthday rewards. Furthermore, FULLBEAUTY Brands will continue to use Alliance Data's full suite of marketing tools and analytic capabilities.

"We are pleased to continue our decades-long relationship and to have the opportunity to explore additional opportunities to evolve the marketing strategy for all of the FULLBEAUTY Brands card programs," said Melisa Miller, president of Alliance Data Retail Services. "This renewal agreement is a testament to the strong partnership we've built together, and we look forward to working with FULLBEAUTY Brands to continue to use our retail marketing expertise to further develop customized, targeted solutions to support long-term loyalty and profitability."

About FULLBEAUTY Brands
FULLBEAUTY Brands is the most trusted, comprehensive resource for plus-size women and men seeking fashion inspiration, style advice, and clothing tailored to their individual needs.  Proprietary brands under the FULLBEAUTY Brands umbrella include: Woman Within® (WomanWithin.com), Roaman's® (Roamans.com), Jessica London® (JessicaLondon.com), swimsuitsforall (swimsuitsforall.com), KingSize® (KingSizeDirect.com), BrylaneHome® (BrylaneHome.com),  and fullbeauty.com®, an online marketplace offering a curated collection of the finest Brands, and thousands of products, the premier fashion and lifestyle destination for women sizes 12+ (www.fullbeauty.com).

About Alliance Data Retail Services
Alliance Data Retail Services is a leading provider of tailored marketing and loyalty solutions, delivered through branded credit programs that drive more profitable relationships between our brand partners and their cardmembers. We offer private label, co-brand, and commercial products to many of the world's most recognizable brands across a multitude of channels.

We uphold our Know more. Sell more.® promise by leveraging unmatched customer insights, advanced analytics, and broad-reaching innovative capabilities. It's how we deliver increased sales to our partners, build enduring loyalty to their brands, and provide more value to our cardmembers. Alliance Data Retail Services is a proud part of the Alliance Data enterprise. To learn more, visit www.alliancedataretail.com or follow us on Twitter @ADRetail.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ more than 15,000 associates at approximately 100 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data's Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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